Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and effective as of September 16, 2019 (the “Effective Date”), by and between EVO Transportation & Energy Services, Inc. (the “Company”) and Michael Ritter (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term (as defined below), Executive will be employed as the Senior Vice President of Operations of the Company. Executive’s authority, duties, and responsibilities will correspond to Executive’s position and will include any particular authority, duties, and responsibilities consistent with the Executive’s position that the Company may assign to Executive from time to time.

(b) Obligations. During the Employment Term, Executive is required to faithfully and conscientiously perform his assigned duties and to diligently observe all of his obligations to the Company. Executive agrees to devote his full business time and efforts, energy and skill to his employment at the Company, and Executive agrees to apply all his skill and experience to the performance of his duties and advancing the Company’s interests. The foregoing shall not preclude Executive from (i) engaging in civic, charitable or religious activities (including serving as a director, trustee or officer) or, with the prior written consent of the Company, from serving on the boards of directors of other companies or (ii) engaging in investments, including but not limited to real estate investments and acting as the general partner or manager thereof, as long as such activities do not interfere or conflict with Executive’s responsibilities to or his abilities to perform his duties hereunder. During the Employment Term, Executive may not perform services as an employee or consultant of any other competitive organization and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Executive shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during his employment that apply to all executive-level employees of the Company. By signing this Agreement, Executive confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company.

(c) Employment Term. The term of this Agreement shall be four (4) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”). Unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically renewed for consecutive additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or Executive delivers to the other at least 90 days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Executive’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be. Like the Initial Term, the then-current Renewal Term is subject to earlier termination pursuant to the terms herein. The Executive’s period of employment hereunder is referred herein as the “Employment Term,” whether the Initial Term, the then-current Renewal Term, or the shorter period through the date of an earlier termination thereof as provided elsewhere herein. The notice of non-renewal given by the Company is referred to herein as the “Company’s Non-Renewal.” The notice of non-renewal given by Executive is referred to herein as the Executive’s Non-Renewal.”

(d) Place of Performance. Executive will report to the principal office of Ritter Transportation Systems, Inc., Ritter Transport, Inc., John W. Ritter, Inc., and Johmar Leasing Company, LLC (the “Ritter Family of Companies”), each of which is an Affiliate of the Company which is currently located in the Laurel, MD area. Executive understands and agrees that his duties will include reasonable travel, including but not limited to travel to offices of the Company, its Affiliates, and such other business travel as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder, subject to reimbursement of expenses pursuant to Section 6 below; provided that Executive will not be required by the Company to travel more than five days per calendar month.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time, upon written notice, either by the Company without Cause (in any such case, “Company’s At-Will Termination”) or by Executive without Good Reason (in any such case, “Executive’s At-Will Termination”). Executive understands and agrees that neither his job performance for, nor promotions, commendations, bonuses or the like from, the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to Severance Pay (defined below) and Severance Benefits (defined below) depending upon the circumstances of the termination of the Employment Term as set forth in Section 7(b) below.

3. Compensation.

(a) Initial Base Salary. During the Employment Term, the Company will pay Executive an annual base salary as compensation for his services (the “Base Salary”) at the initial rate of $180,000. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review and adjustments will be made based upon the Company’s standard practices; provided that the Base Salary shall not be decreased without Executive’s prior written consent.

(b) Annual Incentive Bonus. During the Employment Term, Executive will be eligible to earn an annual incentive bonus (an “Annual Bonus”) under the same or substantially same bonus arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same general objective standards as are applied to the other executive-level employees of Company, provided that Executive’s personal performance objectives shall be unique to his role as Vice President of Operations. Consistent therewith, the Board (or a committee of the Board, if applicable) will determine Executive’s target bonus opportunity and the criteria for earning such bonus, as well as Executive’s achievement of such criteria, and the amount of the Annual Bonus earned and payable to Executive for such year. Any Annual Bonus that is earned and becomes payable pursuant to this Section 3(b) will be paid no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Executive’s Annual Bonus for calendar year 2019 shall be prorated on a weekly basis for his period of employment in such year. Executive must remain employed by the Company through December 31 of the applicable calendar year to be eligible to earn an Annual Bonus for such year; provided, however, that if the Employment Term ends prior to December 31 by reason of either termination by Executive for Good Reason or by the Company’s At-Will Termination, the Annual Bonus for such partial calendar year shall be prorated on a weekly basis for his period of employment in such year. The determinations of the Board (or a committee thereof) with respect to the Annual Bonus will be final and binding unless there is direct evidence that the determination was in violation of the terms and provision of this Section 3(b) or the applicable program, plan or arrangement.

(c) Equity. During the Employment Term, Executive will be eligible to receive awards of stock options pursuant to the same or substantially same stock option arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same objective standards as are applied to the other executive-level employees of Company. Consistent therewith, the Board (or a committee of the Board, if applicable) will determine whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of the applicable program, plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other executive-level employees and to employees generally of the Company, subject to eligibility requirements and the applicable terms and conditions of the subject plan or program and the determination of any committee uniformly administering such plan or program. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. In addition, the Company will cause Executive to be covered by a directors and officers liability insurance policy in an amount and scope of coverage customary for the size and industry of the Company’s business (but in no event less than $2,000,000) commencing on the date of this Agreement.

5. Vacation. During the Employment Term, Executive will be entitled to paid vacation of not less than 20 days per calendar year, prorated for any partial calendar year of employment, in accordance with the Company’s standard vacation policy (including, without limitation, its policy on the maximum accrual, carry-over and payout), with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company. In addition, Executive shall be entitled to (a) the day off on nationally recognized holidays, (b) time off credit for work conducted on weekends, holidays and evenings, and (c) reasonable time of for personal or family illnesses and/or appointments.

6. Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, lodging, meal, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Accrued Obligations; Severance; COBRA.

(a) Accrued Obligations. Upon the termination or expiration of the Employment Term for any reason, Company shall pay to Executive the following: (i) all unpaid Base Salary through the last day of the Employment Term; (ii) all unreimbursed expenses that otherwise are payable to Executive pursuant to Section 6 above, and (iii) all other accrued payments or benefits to which Executive is entitled and has earned under the terms of any applicable compensation, bonus, award or similar arrangement, plan or program, subject to Section 3(b) with respect to bonus accrual and eligibility (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days following the termination or expiration of the Employment Term, unless otherwise required by law or the terms of the applicable arrangement, plan or program, in which case the same shall be paid as soon as permitted thereunder.

(b) Severance. If the Employment Term ends by reason of either termination by Executive for Good Reason or by the Company’s At-Will Termination, the Company shall pay to Executive the greater of (as applicable, “Severance Pay”) (i) an amount equal to the product of (A) the number of full or partial months, if any, in the period beginning on the date the Employment Term ended and ending on the date the Initial Term would have ended, if later than the date the Employment Term actually ended, multiplied by (B) Executive’s monthly Base Salary (as in effect immediately prior to the termination date) or (ii) an amount equal to one-half of Executive’s annual Base Salary (as in effect immediately prior to the termination date). The Severance Pay shall be paid by the Company to Executive in substantially equal monthly installments, without reduction or set off (other than as provided in Section 11(a) below), in accordance with the Company’s standard payroll procedures, commencing on the 30th day following the termination or expiration of the Employment Term, provided that the revocation period(s) set forth in the Release Agreement set forth in Section 8(a) below have expired without revocation. If the Employment Terms ends by reason of termination by the Company for Cause, by the Company’s Non-Renewal or Executive’s Non-Renewal of the Initial Term or any Renewal Term, by Executive’s At-Will Termination, or due to Executive’s death or Disability, no Severance Pay will be owing or paid to Executive.

(c) COBRA. If the Employment Term ends by reason of either termination by Executive for Good Reason or by the Company’s At-Will Termination, to the extent Executive and Executive’s spouse and/or dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health insurance plan, the Company shall pay, on Executive’s behalf, all of the premiums due for such coverage for a period beginning on the date the Employment Term so ended and ending on the earliest to occur of (as applicable, “Severance Benefits”) (i) the date on which Executive is no longer entitled to COBRA continuation coverage under the Company’s group health insurance plan, (ii) the last day of the month that includes or immediately precedes the first day that Executive is covered under another employer’s group health insurance plan or (iii) the last day of the month in which Executive receives his final Severance Pay payment. If the Employment Term ends by reason of termination by the Company for Cause, by the Company’s Non-Renewal or Executive’s Non-Renewal of the Initial Term or any Renewal Term, by Executive’s At-Will Termination, or due to Executive’s death or Disability, no Severance Benefits will be owing to Executive.

8. Conditions to Receipt of Severance Pay and Severance Benefits.

(a) Release of Claims. The receipt of Severance Pay and Severance Benefits will be subject to Executive signing, delivering, not revoking and complying with a general release and waiver of claims in favor of the Company and its officers, directors and affiliates in substantially the form attached hereto as Exhibit A.

(b) Compliance with Covenants. The receipt of Severance Pay and Severance Benefits will be subject to Executive’s compliance with Sections 9(a), 9(b), 9(c) and 9(d) of this Agreement. In the event Executive breaches any of Sections 9(a), 9(b), 9(c) or 9(d), (i) all remaining payments of Severance Pay and/or Severance Benefits to which Executive otherwise is entitled pursuant to Section 7(b) and Section 7(c) will immediately cease, and (ii) Executive will repay, or cause to be repaid, to the Company the full amount of any payments of Severance Pay and Severance Benefits previously paid by the Company to Executive or on behalf of Executive pursuant to Section 7(b) and/or Section 7(c) prior to the date of such breach.

9. Restrictive Covenants.

(a) Non-Competition. In recognition of the consideration provided herein, and in connection with the protection of the Company’s trade secrets and customer contacts, Executive agrees that, during the Employment Term and ending on the later to occur of (i) the twelve (12) month anniversary following the termination or expiration of the Employment Term or (ii) the last day of the Severance Pay period as set forth in Section 7(b) (as applicable, the “Restricted Period”), Executive shall not either directly or indirectly, whether for consideration or otherwise: (i) engage in (except on behalf of the Company or any of its Affiliates), or compete with the Company or any of its Affiliates in, a Competing Business anywhere in the Territory (any such entity, a “Competing Entity”); or (ii) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or lend Executive’s name, counsel or assistance to, any Competing Entity; provided that Executive’s ownership of the securities of any publicly traded entity or mutual fund without participating in the business thereof will not be treated as a violation of this Section 9.a. if such ownership does not result in Executive’s direct or indirect ownership of more than two percent (2%) of such securities.

(b) Non-Solicitation. In recognition of the consideration provided herein, Executive agrees that, during the Restricted Period, Executive shall not either directly or indirectly, whether for consideration or otherwise: (i) solicit or accept business from any customer of the Company for the purpose of providing goods or services in a Competing Business or solicit or induce any customer of the Company to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangement or agreement with the Company, (ii) be employed by any customer of the Company or (iii) solicit, hire, attempt to solicit or attempt to hire any person who is or was an employee of the Company or any of its Affiliates at any time during the twelve (12) months prior to such solicitation or hire. The restrictions set forth in this Section 9(b) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity or does not relate to a Competing Business.

(c) Non-Disclosure and Non-Use of Confidential Information. At all times both during the Employment Term and for five (5) years thereafter (except with regard to trade secrets, for so long as such information remains a trade secret), Executive agrees that he will not, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; (iii) take any action that uses Confidential Information to solicit any person Executive knows is a customer of the Company or prospective customer of the Company (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months) in violation of Section 9(b); or (iv) take any action that uses Confidential Information for solicitation of, or marketing for, any service or product on Executive’s behalf or on behalf of any entity other than the Company or its Affiliates with which Executive was in fact associated, except (A) those actions taken in connection with the performance of such Executive’s duties to the Company or any of its Affiliates, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Company.

(i) In the event Executive is required to disclose Confidential Information pursuant to any of the foregoing exceptions set forth in Clauses B through E of Section 9.c. above, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s sole expense, which will be advanced to Executive whenever reasonable to do so) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information. If the Company does not obtain such relief prior to the time that Executive is required to disclose such Confidential Information, Executive may disclose that portion of the Confidential Information (A) which counsel to Executive advises Executive that he is required to disclose or (B) which could subject Executive to any liability, censure, penalty or prosecution. In such cases, Executive shall promptly provide the Company with a copy of the Confidential Information so disclosed.

(ii) Executive is hereby notified, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (C) where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Executive is hereby notified under the DTSA that, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual (Y) files any document containing the trade secret under seal; and (Z) does not disclose the trade secret, except pursuant to court order.

(d) Inventions and Patents; Third Party Information. The results and proceeds of Executive’s services to the Company (whether prior to or during the Employment Term), including, without limitation, any works of authorship related to the Company resulting from Executive’s services during Executive’s employment with the Company and any works in progress will be works-made-for-hire. The Company will be deemed the sole owner throughout the universe of such works-made-for-hire and any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-made-for-hire or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign to the Company any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed. The Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time, as may be reasonably requested by the Company, and at the Company’s sole expense, sign such documents and assist the Company to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright or patent applications or assignments. To the extent Executive has any rights in any such results and proceeds that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the right to enforce such unassignable rights. This Section 9(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of, any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive’s employer. This Agreement does not apply to an invention or other works of authorship for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Executive for the Company hereunder. In addition, notwithstanding the foregoing, the parties agree and acknowledge that any and all intellectual property developed by Executive prior to the Effective Date shall be the sole property of Executive.

(e) Enforcement; Remedies. Executive acknowledges that the covenants set forth in Sections 9(a), 9(b), 9(c) and 9(d) impose a reasonable restraint on Executive in light of the business and activities of the Company and its Affiliates. Executive acknowledges that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Executive will cause serious and potentially irreparable harm to the Company and its Affiliates. Executive therefore acknowledges that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach or threatened breach of this Agreement. Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

(f) Modification. In the event that any provision or term of this Sections 9(a), 9(b), 9(c) or 9(d), or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Sections 9(a) or 9(b)) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time, the maximum geographical area, and otherwise to the maximum extent as to which it may be enforceable under applicable law. Such modified restriction(s) shall be enforced by a court having jurisdiction. In the event that such modification is not possible, because each of Executive’s obligations in Sections 9(a), 9(b), 9(c) and 9(d) is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforceable.

10. Definitions. For purposes of this Agreement, the following defined terms have the following meanings:

(a) “Affiliate” means, with respect to the Company, any corporation, limited liability company, partnership, business trust or organization, or other entity directly or indirectly controlling, controlled by or under common control with the Company, where control means holding more than 50% of both the voting interests of the entity and the authority to direct the management and policies of the entity.

(b) “Cause” means any of the following: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, bribery or extortion or any felony; (ii) Executive’s continued, willful and deliberate failure to perform substantially his responsibilities to the Company under this Agreement; (iii) Executive’s material breach of this Agreement; (iv) Executive’s fraud, theft or material dishonesty against the Company, its Affiliates or its customers; (v) Executive’s willful, deliberate, and material breach of the Company’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time and applicable to the Company’s employees generally relating to personal conduct; or (vi) Executive’s willful and deliberate attempt to obstruct or willful and deliberate failure to cooperate when with any investigation authorized by the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that with respect to Sections 10(a)(ii), 10(a)(iii), 10(a)(iv), 10(a)(vi) and 10(a)(vii) and notwithstanding any other provision of this Agreement to the contrary, Company shall not terminate the Employment Term for Cause unless (x) the Company notifies Executive in writing of such determination within ninety (90) days following the Company’s first knowledge of the existence thereof (which notice specifically identifies the reasons and details therefore), (y) Executive fails to remedy the same within thirty (30) days after the date on which he received such notice (the “Remedial Period”), and (z) the Company terminates the Employment Term for Cause within thirty (30) days after the end of the Remedial Period.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Competing Business” means (i) a business that is engaged in the acquisition or operation of compressed natural gas fueling stations, (ii) a business that is engaged in providing freight trucking services, or (iii) any other business in which the Company or any of its Affiliates is then-currently engaged or was engaged at any time in the twelve (12) month period prior to Executive’s last day of employment with the Company.

(e) “Confidential Information” means confidential or proprietary information and/or techniques of the Company or its Affiliates entrusted to, developed by, or made available by the Company or any of its Affiliates to Executive during the Employment Term, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is or was used by the Company or its Affiliates. Examples of Confidential Information include, without limitation: (i) sales, sales volume, sales methods, sales proposals, business plans or statements of work; (ii) customers of the Company, prospective customer (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months), and customer records, including contact and preference information; (iii) costs of goods or services charged by vendors and suppliers to the Company; (iii) prices charged to specific customers and non-public general price lists and similar pricing information; (iv) terms of contracts with customer; (vii) non- public information and materials describing or relating to the financial condition and affairs of the Company or its Affiliates, including but not limited to, financial statements, budgets, projections financial and/or investment performance information, research reports, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (viii) non-public information and materials describing existing or new processes, products and services of the Company or its Affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development, and the status of such development; (ix) the business or strategic plans of the Company or its Affiliates; (x) the information technology systems, network designs, computer program code, and application practices of the Company or its Affiliates; (xi) acquisition candidates of the Company or its Affiliates or any studies or assessments relating thereto; and (xii) trademarks, service marks, trade secrets, trade names and logos. In addition and notwithstanding the foregoing, Confidential Information does not include either (y) information that, other than as a result of a breach by Executive of this Agreement, is or becomes generally known to and available for use by the public and (z) information that is, at any time, either on the Company’s website or is in brochures, advertising and other materials furnished or provided to customers of the Company and prospective customer (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months).

(f) “Disability” means Executive’s inability to perform one or more essential functions of his position, after taking into account reasonable accommodations, by reason of any medically diagnosed physical or mental impairment and such inability continues for a period of at least 120 consecutive calendar days. A determination of such Disability will be made by a physician reasonably acceptable to the Company and Executive (or, if applicable, his spouse or legal representative).

(g) “Good Reason” means the occurrence of any of the following events, without the written consent of Executive:

(i) any reduction in Executive’s Base Salary (as it may have been increased after the Effective Date), except by no more than ten percent (10%) as part of an across the board salary reduction uniformly applied to all executive-level employees of the Company;

(ii) any material reduction in Executive’s authority, duties or responsibilities or the assignment to Executive of any duties that are inconsistent with his position or;

(iii) a failure of the Company to pay any amount due Executive (other than immaterial amounts);

(iv) Executive’s offices are moved or relocated anywhere other than within 25 miles of Laurel, Maryland; and

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which Executive provides services to the Company or any of its Affiliates.

Notwithstanding any other provision of this Agreement to the contrary, Executive shall not terminate the Employment Term for Good Reason unless (A) Executive notifies the Company in writing of the condition that Executive believes constitutes Good Reason within ninety (90) days following the Executive’s first knowledge of the existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Executive terminates the Employment Term within thirty (30) days after the end of the Remedial Period for Good Reason.

(h) “Section 409A” means Section 409A of the Code and the Treasury Regulations issued thereunder.

(i) “Territory” means any State in the United States in which the Company and its Affiliates then-currently conduct their business or have conducted their business at any time in the prior twelve (12) months.

11. Tax Matters

(a) Withholding. All payments made pursuant to this Agreement will be subject to withholding of taxes as required by applicable law.

(b) Responsibility. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from Executive or any other individual to the Company or any of its Affiliates, except as provided below. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its Affiliates with respect to any such tax, economic or legal consequences; provided, however, if any amount payable pursuant to this Agreement is included in Executive’s gross income under Section 409A(a)(1)(A) of the Code, then (i) Executive shall be responsible for the payment of the income taxes imposed on such payment and the amount of interest under Section 409A(a)(1)(B)(i)(I) of the Code and (ii) the Company shall be responsible for the payment of the amount due under Section 409A(a)(1)(B)(i)(II) of the Code within 30 days after such time as a final determination is made that such amount is due and payable by Executive (whether by an agreed assessment, a decision upon administrative appeal, or a decision by a court having jurisdiction). The parties intend that the payment under the preceding clause (ii) will comply with Treasury Regulation Sections 1.409A-3(i)(1)(i), 1.409A-3(i)(1)(v) and 1.409A-3(i)(1)(v).

(c) Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulations Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if at the time Executive’s employment hereunder terminates, Executive is a “specified employee,” as defined in Treasury Regulations Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death;

(ii) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(iii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and

(iv) with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulations Section 1.409A-1(b), (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) such payments shall be made no later than two and a half months after the end of the calendar year in which the expenses were incurred.

(d) Limitation on Payments Under Certain Circumstances.

(i) Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under any agreement, arrangement, plan or program with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 12(d)(i), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 11(d)(iii) (if applicable), Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(ii) All computations and determinations called for by Sections 11(d)(i) and 11(d)(iii) shall be made and reported in writing to the Company and Executive by a third-party service provider selected by the Company and Executive (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(iii) In the event that Section 11(d)(i) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides Executive with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

12. Assignment. This Agreement and Executive’s rights under this Agreement are personal to Executive and shall not be assignable by Executive. The Company may, by written notice to Executive, assign this Agreement to any affiliated or successor to all or substantially all of the business and assets the Company and then only so long as such affiliate or successor assumes and agrees, in such form and substance as is reasonably satisfactory to Executive, to perform all of the Company’s duties, responsibilities, obligations and liabilities hereunder, including without limitation upon the termination of the Employment Term; provided, however, the termination of Executive’s employment hereunder by such affiliate or successor and the immediate hiring and continuation of Executive’s employment by such affiliate or successor upon the identical terms and provisions of this Agreement shall not be deemed to constitute a termination of the Employment Term. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a reputable commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

EVO Transportation & Energy Services, Inc.

8285 West Lake Pleasant Parkway
Peoria, AZ 85382
Attention: John P. Yeros

If to Executive:

Michael Ritter

Ritter Family of Companies

8271 Brock Bridge Rd.

Laurel, MD 20724

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing that specifically refers to this Agreement and is signed by Executive and a duly authorized representative of the Company.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement must be in writing and will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Governing Law. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Maryland without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Maryland, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, Executive’s employment by the Company, or for recognition or enforcement of any judgment.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and may delivered personally or by facsimile or electronic transmission, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned parties.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date in the preamble hereof.

COMPANY:
EVO Transportation & Energy Services, Inc.

By:	/s/ John Yeros
Name:	John Yeros
Title:	CEO
Date:	9/16/19

EXECUTIVE:

By:	/s/ Michael Ritter
Name:	Michael Ritter
Date:	9/16/19

[Signature Page of Employment Agreement]

Exhibit A

Form of Release

[Date]

[Via _____________]

Personal and Confidential

Executive

[Executive Address]

Re:	Separation Agreement and Release

Dear Executive:

As you know, your employment with EVO Transportation & Energy Services, Inc. (the “Company”) ended effective at the close of business on [Date] pursuant to the relevant provision of your Executive Employment Agreement with the Company dated ______________ (the “Employment Agreement”). The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth certain agreements in connection with the termination of your employment with the Company. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Employment Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment. Your employment with the Company ended effective at the close of business on [Date]. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter.

You will not receive the separation pay and benefits described in the Employment Agreement if you (i) do not sign this Agreement and return it to the Company by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

2. [intentionally omitted]

3. Release of Claims. In consideration of the separation pay and benefits described in the Employment Agreement, and the release provided to you by the Company below, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment or independent contractor engagement with the Company, or the termination of that employment or engagement, however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or paid time off (PTO) pay, separation pay and/or benefits; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Wisconsin Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Wisconsin Fair Employment Act, Wisconsin Wage Claim and Payment Law, Wisconsin Business Closing and Mass Layoff Law, Wisconsin Cessation of Health Care Benefits Law, Wisconsin Family and Medical Leave Law, Wisconsin Personnel Records Statute, Wisconsin Employment Peace Act, any paid sick leave law, any local human rights ordinance, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Executive Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq.; and any claim for retaliation. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with the Company.

c. If you file, or have filed on your behalf, a charge, complaint, or action released by this Section 3, you agree that the payments and benefits described in the Employment Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency or any other claim not waived hereby.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after this Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under the Employment Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under unemployment compensation benefits laws, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to Section 3(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, (9) any rights you may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (10) any rights arising under any agreements between you and the Company related to any equity interests you may have in the Company, including any agreements entered into in connection with the sale of the Ritter Family of Companies to the Company.

e. The “Released Parties,” as used in this Agreement, shall mean the Company and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Released Parties in their official and individual capacities.

4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the Twenty-One (21) day period.

5. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.), within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to John P. Yeros, CEO, EVO Transportation & Energy Services, Inc., 8285 West Lake Pleasant Parkway, Peoria, AZ 85382, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to John P. Yeros, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, the Company will have no obligation to provide you the payments and benefits described in the Employment Agreement and you will be obligated to return to the Company any payment(s) and benefits already received in connection with the Employment Agreement.

6. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. You agree and represent that you have returned to the Company all of its property, including but not limited to, all data, files, documents and property within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of the Company.

7. On-Going Obligations. If you breach any term of this Agreement or Section 9 of your Employment Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under the Employment Agreement. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

8. Cooperation. You agree that for six (6) months following the date of this Agreement, you will respond to the Company in a timely and helpful manner via email or telephone should it have questions for you regarding your work for the Company such as, but not limited to, status of projects, location of data and documents, and passwords, provided that such questions must be reasonable in volume and time commitment and you will not be required to pay any out of pocket expenses in connection with this Section 8.

9. Remedies. In the event of litigation arising out of this Agreement or the Employment Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees. If either party breaches any term of this Agreement or the Employment Agreement, the prevailing party shall be entitled to its available legal and equitable remedies. For Company, this also includes but is not limited to suspending and recovering any and all payments and benefits made or to be made under the Employment Agreement. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

10. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Released Parties or you of any liability or unlawful conduct whatsoever. The Released Parties and you specifically deny any liability or unlawful conduct.

11. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.

12. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

13. Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Maryland, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Maryland, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

14. Full Agreement. This Agreement contains the full agreement between you and the Released Parties as to your employment with the Company or termination thereof and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties as to your employment with the Company or termination thereof. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, intellectual property, return of property, and/or similar provisions your obligations under such agreement(s) (including, without limitation, under Section 9 of your Employment Agreement) shall continue in full force and effect according to their terms and will survive the termination of your employment.

15. Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

16. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

We wish you all the best.

Sincerely,

EVO Transportation & Energy Services, Inc.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, ________________________, acknowledge and agree to the following:

●	I have had adequate time to consider whether to sign this Separation Agreement and Release.

●	I have read this Separation Agreement and Release carefully.

●	I understand and agree to all of the terms of the Separation Agreement and Release.

●	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.

●	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.

●	I intend this Separation Agreement and Release to be legally binding.

●	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this ____ day of ___________________, 20__.

_______________________________